EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 30, 2008, relating to the consolidated financial statements of Cryoport, Inc. as of March 31, 2008 and 2007 and for the years then ended (which report on the financial statements expresses an unqualified opinion and includes explanatory paragraphs relating to Cryoport, Inc.’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and Cryoport, Inc.’s ability to continue as a going concern), which report is included in Cryoport, Inc.’s Annual Report on Form 10-K/A for the year ended March 31, 2008, as filed with the Securities and Exchange Commission on July 14, 2008.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
June 10, 2009